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                                                                      Exhibit 12

                         Advanta Corp. and Subsidiaries


            Statements setting forth details of computation of ratio
                          of earnings to fixed charges


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                             For The Three
                                                              Months Ended
                                                                March 31,
                                                          1997            1996
                                                        --------        --------
Net earnings (loss)                                     $(19,818)       $ 41,030
Federal and state income taxes (benefit)                  (6,891)         21,133
                                                        --------        --------

Earnings (loss) before income taxes (benefit)            (26,709)         62,163
                                                        --------        --------
Fixed charges:
  Interest                                                71,462          55,935
  One-Third of all rentals                                   819             461
                                                        --------        --------
Total fixed charges                                       72,281          56,396
                                                        --------        --------

Earnings before income taxes and
  fixed charges                                         $ 45,572        $118,559
                                                        --------        --------
Ratio of earnings to fixed charges (A)                        (B)           2.10x

(A) For purposes of computing these ratios, "earnings" represent income before income taxes plus fixed charges, and "fixed charges" consist of interest expense and one-third (the proportion deemed representative of the interest factor) of rental expense on operating leases.

(B) For the three months ended March 31, 1997, earnings were inadequate to cover fixed charges. The deficiency was approximately $26.7 million.